Exhibit 99.1

September 5, 2017

Nasdaq to Acquire eVestment

The preeminent data, content and analytics platform to the global institutional investment industry

A subscription-based SaaS recurring revenue model that has delivered double-digit organic revenue growth

Acquisition expected to provide attractive returns

on capital

NEW YORK, Sept. 05, 2017 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) announced today that it will acquire eVestment, an industry leading content and analytics provider used by asset managers, investment consultants and asset owners to help facilitate institutional investment decisions. The acquisition is expected to deliver attractive shareholder returns with a combination of recurring, predictable revenue, a strong track record of growth and attractive cash flow dynamics.

eVestment provides institutional investors the largest, most comprehensive database for both traditional and alternative strategies, including as many as 2,800 individual data points on more than 74,000 investment vehicles. eVestment has more than 2,000 clients, including 92% of the top asset managers, 76% of the top consulting firms and 80% of the top 20 pension funds.

“The investment management community is relying increasingly on independent data and advanced analytics to drive their key business decisions, including asset allocation and investment choices. eVestment is the definitive source from asset managers of critical fund-level and investment-level data and analytics to enable asset owners to make informed decisions,” said Adena Friedman, President and CEO, Nasdaq. “The strategic alignment of eVestment with Nasdaq’s complementary technology and services to the global institutional investment industry, including our surveillance technology, SMARTS, our recent Analytics Hub launch, as well as our long standing operation of the Mutual Fund Quotation Service, will further expand our buy side relationships, accelerate our growth opportunities, and advance our objectives to deliver proprietary analytics to our clients.”

Friedman continued, “As a trusted steward of the capital markets industry, we view our partnership with eVestment as a means of strengthening Nasdaq’s support of the investment management industry through enhanced technology and service offerings. Additionally, Nasdaq’s global distribution will create opportunities to propel eVestment’s proprietary offering around the globe - creating a compelling value proposition for our clients and investors.”

eVestment will further enhance Nasdaq’s robust Global Information Services business by allowing the company to broaden its reach into the buy-side and leverage the extensive expertise of the leadership team. Nasdaq’s data and index operations, coupled with eVestment’s institutional focus, will result in the creation of new solutions and expanded distribution to support the asset management community.

“Our leadership team is excited to join Nasdaq. We believe the combined organization will allow us to grow our core business while tapping into Nasdaq’s technology expertise, leading data and software products, and global distribution,” said Jim Minnick, Chief Executive Officer and Co-founder, eVestment. “We’ve grown this business at a 12% annual growth rate since 2013, and together, we expect to produce new and expanded opportunities for our clients by combining our proprietary capabilities with Nasdaq’s core information services offerings.”

Subject to customary conditions and approvals, Nasdaq will acquire eVestment for $705 million funded through a mix of debt and cash on hand. The deal is expected to close in the fourth quarter of 2017. The acquisition supports the company’s ambition to deliver double digit shareholder returns to shareholders. The company intends to reduce leverage toward its long-term debt/EBITDA targets, and it will continue to pursue its capital return objectives, including growing the dividend as earnings and cash flow grow, and executing the share buyback program with the primary objective of offsetting the impact of equity issuances.

Nasdaq will host a call for the investment community today at 8:30 am ET to discuss Nasdaq’s strategic direction and details of the eVestment acquisition. Senior management will be available for questions following prepared remarks via the following telephone numbers using conference ID 80585472: 866.302.4765 (U.S.) and (419) 386-0006 (International), and a webcast and supplemental presentation will be available at ir.nasdaq.com/events.

About Nasdaq

Nasdaq (Nasdaq:NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 90 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,900 total listings with a market value of approximately $12 trillion. To learn more, visit: http://business.nasdaq.com

About eVestment

eVestment provides a flexible suite of easy-to-use, cloud-based solutions to help the institutional investing community identify and capitalize on global investment trends, better select and monitor investment managers and more successfully enable asset managers to market their funds worldwide. eVestment’s mission is to help make smart money smarter. To learn more, visit: https://www.evestment.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the acquisition of Dorsey Wright & Associates and Nasdaq’s products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward- looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

Nasdaq Contacts

Allan Schoenberg

Nasdaq Communications

212 231 5524

Allan.Schoenberg@nasdaq.com

Ed Ditmire

Nasdaq Investor Relations

212 401 8737

ed.ditmire@nasdaq.com